Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-16509, 33-51034, 33-57121, 333-41238, 333-172663, 333-185703, 333-185704, 333-204406, 333-217922, 333-268127, and 333-279481) and Form S-3 (No. 333-279482) of The Progressive Corporation of our report dated March 2, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2025 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2026 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 2, 2026